EXHIBIT 21.1

SUBSIDIARIES OF MSC INDUSTRIAL DIRECT CO., INC.

ATS Industrial
ENTITY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Sid Tool Co., Inc.	New York
MSC Services Corp.	New York
J&L America, Inc.	Michigan
MSC Acquisition Corp VI	New York
MSC Contract Management, Inc.	New York
MSC Foreign Properties Corporation	Delaware
American Specialty Grinding Co., Inc.	Massachusetts
MSC Acquisition Corp VII	New York
Mission Real Estate Acquisition Company	Delaware
MSC Industrial Supply ULC	Canada
MSC Acquisition Corp III	New York
MSC Acquisition Subsidiary LLC	Delaware
MSC Import Export LLC	Delaware
MSC IndustrialSupply S.de.R.L. de C.V	Mexico
MSC Industrial Supply License Holder 1	Mexico
All Integrated Solutions, Inc.	Delaware
AIS Mexico LLC	Delaware
AIS All-Integrated-Solutions de Mexico, S. de R.L. de C.V	Mexico
Wm. F. Hurst Co., LLC	Kansas
Engman-Taylor, an MSC Company, LLC Tower Fasteners, LLC Towerfast de Mexico, S de R.L. de CV Tower Fasteners de Mexico, S de R.L. de CV Tower Fasteners EU Limited Tower Mexico NY, LLC	Delaware Delaware Mexico Mexico Ireland New York